SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2003

Brandywine Realty Trust

(Exact name of issuer as specified in charter)

MARYLAND	1-9106	23-2413352

(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

401 Plymouth Road, Suite 500
Plymouth Meeting, Pennsylvania 19462
(Address of principal executive offices)

(610) 325-5600
(Registrant’s telephone number, including area code)

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Item 5.     Other Events and Regulation FD Disclosure

On October 14, 2003, we, together with our operating partnership subsidiary, entered into an Underwriting Agreement with Legg Mason Wood Walker, Incorporated and McDonald Investments Inc., a KeyCorp Company (collectively, the “Underwriters”) pursuant to which we agreed to sell to the Underwriters an aggregate of 2,250,000 of our common shares of beneficial interest at a price of $24.77 per share. We have granted the Underwriters an option to purchase up to 337,500 additional common shares to cover over-allotments. The common shares are to be sold pursuant to an underwriting agreement (a copy of which is attached as Exhibit 1.1). The underwriters propose to offer the common shares from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to prior sale when, as and if delivered to and accepted by the underwriters.

We intend to use the net proceeds, less estimated expenses, of $55,582,500 as follows: (i) approximately $46.1 million to fund the purchase of an office property located in Wayne, Pennsylvania containing approximately 248,000 net rentable square feet and having, as of October 1, 2003, an occupancy rate of approximately 95.0%, for which we expect to enter into a purchase agreement and (ii) the balance for working capital purposes. No assurance can be given that the transaction for the purchase of the office property will be consummated, or, if consummated, that the terms of the transaction will not be different than currently expected. Pending application of the net proceeds of the offering, we will apply the net proceeds to reduce the outstanding balance under our revolving credit facility. Closing of the offering of Common Shares pursuant to the underwriting agreement is subject to customary closing conditions.

Item 7.     Financial Statements and Exhibits

Exhibit

1.1
Underwriting Agreement among the Company, Brandywine Operating Partnership, L.P. and Legg Mason Wood Walker, Incorporated and McDonald Investments Inc., a KeyCorp Company, as representatives of the several underwriters

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Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Brandywine Realty Trust

Date: October 14, 2003	By:	/s/ Gerard H. Sweeney

Gerard H. Sweeney
President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement among the Company, Brandywine Operating Partnership, L.P. and Legg Mason Wood Walker, Incorporated and McDonald Investments Inc., a KeyCorp Company, as representatives of the several underwriters